CONSULTING AGREEMENT


     This Agreement is made and entered into as of the 1st day of February, 2006, by and between Unisys Corporation ("Unisys), a Delaware corporation, and Lawrence A. Weinbach ("Consultant").

     WHEREAS, Unisys requires Consultant's special knowledge, skills and abilities; and

     WHEREAS, Unisys and Consultant desire to enter into a consulting agreement.

     THEREFORE, in consideration of the mutual promises set forth herein and intending to be legally bound, it is agreed by and between Unisys and Consultant as follows:

     1.   Term of Agreement

     This Agreement will begin on February 1, 2006 (the Effective Date), and end on February 1, 2007, unless sooner terminated as provided for herein.

     2.   Statement of Work/Performance

        A. Based on the terms and conditions as set forth herein, the Consultant agrees to perform such services for Unisys as are requested by its Board of Directors or its Chairman. Consultant shall report to Henry C. Duques, the Chairman of Unisys.

        B. Progress meetings shall be conducted at times and places as may be requested from time to time to discuss the progress of the work and other related matters.

     3.   Best Effort

     The Consultant agrees to apply his best efforts in providing services to Unisys. Consultant shall put in the appropriate amount of time to perform these services but in no event shall Consultant work more than fifty percent of the time he worked for Unisys, on average, during the years 2003 through 2005.

     4.   Statement of Services/Payment/Taxes

        A.   Statement of Services

              1. Consultant will bill Unisys at the rate of Eight Thousand Dollars ($8,000) per day. The Unisys Board of Directors may, in its discretion, pay Consultant an additional fee at the conclusion of this Agreement based on the value of the services he provides, but in no event shall the total amount paid to Consultant under this Agreement exceed One Million Dollars ($1,000,000).

              2. Unisys shall reimburse Consultant for reasonable and appropriate travel and other expenses consistent with the applicable Unisys policies.


        B.   Payment

              1. Consultant shall submit for approval an invoice at the end of each month for services rendered and travel and other expenses incurred during the month. Each invoice shall include the following information:

                  (a)  Unisys purchase order number related to this Agreement;

                  (b)  Consultant's invoice number and date;

                  (c)  Time period covered and work performed under the invoice;

                  (d)  Amount billed for the services; and

                  (e)  Travel and other expenses, if any, supported by receipts.

              2. Unisys shall pay all approved invoiced amounts to Consultant within thirty (30) days after receipt of invoice.

        C.   Taxes

              1. Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income taxes, Social Security tax, Medicare tax, Unemployment Insurance taxes, and any other taxes or business license fees as required.

              2. Because the compensation (excluding authorized travel expense reimbursements) contemplated under this Agreement will exceed $600, Unisys will furnish Form 1099-MISC to the Consultant and the IRS by January 31 of the following year reporting such compensation.

     5.   Termination/Cancellation

        A.   Termination for Convenience

             1. Unisys and the Consultant shall have the right to terminate this Agreement or the work to be performed hereunder in whole or in part for convenience at any time. Any notice of termination given by Unisys or the Consultant shall be effective thirty (30) days after transmittal by Unisys or the Consultant, and Consultant shall terminate the work as quickly as possible upon receiving notice. Unisys shall have no liability to Consultant based on any such termination except to pay all amounts due Consultant up to the date of termination in accordance with the compensation provisions of paragraph 4. Consultant shall promptly deliver to Unisys all work product, whether or not completed, which is in Consultant's possession on the termination date containing information related to the work, including a final report to be prepared by Consultant describing results of the work up to the date of termination.

        B.   Cancellation for Non-Performance

              1. Unisys shall have the right to cancel this Agreement in the event of any material breach by Consultant that Consultant fails to cure within a reasonable time not to exceed thirty days after written notice of breach from Unisys. Any such notice of cancellation shall become effective on the date of written notice of breach, unless the Consultant fails to cure the breach on or before the thirtieth day after transmittal of said notice. Notice of cancellation rightfully given by Unisys for material breach by Consultant that is not timely cured shall excuse Unisys from paying for any work performed by Consultant after the date of notice of material breach given by Unisys. Unisys shall have the option upon cancellation either to obtain delivery and retain title and license rights, as provided herein, in and to all work completed or in preparation on the date of cancellation in exchange for payments made and owed as of such date.

              2. Consultant shall have the right to cancel this Agreement and the rights and licenses granted to Unisys only if Unisys fails to cure any deficiency in making any payment due Consultant, which is not in good faith dispute between the parties, within thirty days after receiving written notice of such deficiency.

        C.   Additional Rights and Remedies

                  Unisys and Consultant shall retain all rights and remedies available at law or equity; to the extent they are not inconsistent with this Agreement, in the event of any termination or cancellation of this Agreement.


     6.   Service For Others

     During the term of this Agreement, Consultant shall not engage directly or indirectly in any undertaking that creates any legal impediment to or conflicts with rights granted to Unisys by Consultant under this Agreement. Consultant shall not undertake, during the term of this Agreement, to perform similar services for any third party which would compromise the value of the work to Unisys without providing Unisys prior written notice.

     7.   Assignment

     Consultant shall not assign this Agreement or any rights hereunder or delegate the work or any of Consultant's other obligations hereunder to any third party and any attempted assignment shall be void. Unisys shall have the right to assign this Agreement and its rights and duties hereunder to any successor in interest by acquisition, merger, operation of law or otherwise.

     8.   Administration

     The principal interface with Consultant on matters concerning the work and any other matter related to this Agreement, including modifications thereof, or any notices, shall be Mr. Duques. All notices given by either party to the other shall be in writing and sent by hand delivery, fax, e-mail, or first class mail to the addresses noted above.


     9.   Waivers

     The failure of either party to assert any claim or right against the other party regarding its obligations hereunder, in any one or more instances, shall not constitute a waiver of such claim or right with respect to future performance of such obligations and other obligations under the Agreement.

     10.   Severability

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect other provisions and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     11.   Headings

     All article and paragraph headings are for reference only and shall not be used in construing this Agreement.

     12.   Governing Law

     The laws of the Commonwealth of Pennsylvania shall govern the formation, interpretation and performance of this Agreement.

     13.   Entire Agreement

     This Agreement sets forth the entire agreement between the parties and supersedes all prior oral and written agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may not be modified or the parties released from their obligations hereunder except by an instrument in writing signed by an authorized representative of the parties.

     14.   Compliance with Law

     Consultant shall comply with all federal, state and local laws and regulations pertaining to the performance of this Agreement and shall indemnify Unisys for any liability and related costs, expenses and fees incurred by Unisys as a result of Consultant's breach of such obligation.

     15.   Proprietary Information/Intellectual Property

     Consultant acknowledges that he has signed the Unisys Proprietary Information, Invention and Non-Competition Agreement and the Unisys Stock Option Agreement and he agrees and understands that these agreements apply to his conduct as Consultant as though fully set forth herein.

     16.   Business Practice Guidelines

     Consultant acknowledges that he has received and will comply with the Unisys Code of Ethics and Business Conduct, including, without limitation, that he will not participate in any situation that would involve a conflict of interest, or appearance of a conflict, with Unisys or its stockholders.

     17.   Arbitration

        1. Any controversy or claim related to or arising from this Agreement and/or the contracted services to be provided by Consultant shall be settled by arbitration conducted on a confidential basis under the U.S. Arbitration Act and the then current Commercial Arbitration Rules of the American Arbitration Association, strictly in accordance with the terms of this Agreement and the substantive law of the Commonwealth of Pennsylvania.

        2. Neither party shall institute an arbitration proceeding unless, at least sixty-(60) days prior thereto, such party shall have furnished to the other written notice by registered mail of its intent to do so. Notice to Unisys shall be addressed to Nancy Sundheim, its General Counsel, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424-0001.

       3. Arbitration shall be conducted by three arbitrators, at least one of whom shall be knowledgeable in data processing and business information systems and one of whom shall be an attorney. The arbitrators shall have no authority to award punitive damages or any other form of non-compensatory damages. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction.

        4. Neither party shall be precluded from seeking provisional remedies in the court of any jurisdiction to protect its rights and interests, but such shall not be sought as a means to avoid or stay arbitration.

     18.   Insurance

     Consultant agree(s) to maintain comprehensive liability insurance for all operations necessary and incidental to the conduct of this Agreement and any purchase orders issued pursuant to this Agreement, including coverage of all automobile exposure, all property liability exposure and contractual liability exposure to at least the following minimum amounts:

     A. Comprehensive Automobile Liability Insurance, with a combined single limit of $500,000 for bodily injury, death or property damage arising from any one occurrence;

     B. Comprehensive General Liability including Broad Form Contractual and Completed Operations and Umbrella Liability, with a combined single limit of $1 million for bodily injury, death or property damage arising from any one occurrence.

     Such policies shall not be cancelled without ten (10) days prior written notice to Unisys. Such insurance shall not be deemed a limitation of any liability of the Consultant, but Consultant shall furnish Unisys with certificates of insurance in form acceptable to Unisys.

     Such insurance shall be primary, not contributing with, and not in excess of, coverage which Unisys may carry. The insurance afforded by these policies applies separately to each insured against whom claim is made or suit is brought, in the same manner as such insured would be covered if the policy insured only such party. The inclusion of such additional insured shall not increase the policy limits.

     19.   Relationship of Parties

     In performing the work, Consultant is acting as an independent contractor and not as an employee, agent, or representative of Unisys. Consultant hereby acknowledges that neither Consultant nor its personnel, if any, are entitled to any of the benefits provided by Unisys to Unisys employees, including, but not limited to workers compensation, medical benefits, and group life insurance benefits, and Consultant expressly waives and releases any claims thereto other than the benefits available as a retired executive officer of Unisys.



CONSULTANT					UNISYS CORPORATION




By: /s/ Lawrence A. Weinbach          By: /s/ Henry C. Duques
    ------------------------              --------------------
        Lawrence A. Weinbach                  Henry C. Duques
                                              Chairman


Date: February 13, 2006               Date: February 9, 2006